EXHIBIT 10(N)

                        LETTER OF UNDERSTANDING, DATED
                       OCTOBER 11, 1993, REGARDING TERMS
                       OF EMPLOYMENT OF JOHN A. NEAL BY

                              THE SCOTTS COMPANY

October 11, 1993

John Neal

Dear John:

I am pleased to extend an offer of employment with The Scotts Company. Normally in the Scott titling plan, the position you would occupy is entitled Director. However, we wish to recognize the Vice President title which you currently have and thus the position will be entitled Vice President, Research and Development. In this position, you will report to Mike Kelty and be initially responsible for the Scott and Sierra research function. This offer is contingent upon the completion of the acquisition of the Grace Sierra business by The Scotts Company or a subsidiary.

Scott's total performance pay program includes base salary and annual incentive. Your total 1994 program is valued at $180,000. This letter will outline your participation in the various components of the plan.

Your initial base salary is $110,000. On your regular review date, your salary will increase to $120,000. You will be a participant in the Executive Annual Incentive Plan initially eligible for a performance bonus of 50% of base salary should the company achieve its objective and you successfully meet your individual goals. The ability to earn bonus beyond 50% is available. (Plan document attached.)

When you relocate to the Columbus-Marysville area, you would be entitled to a bonus of $10,000 and 5000 stock options. The cash payment is in recognition of the respective housing market conditions. The stock options will vest 1/3 on date of relocation, 1/3 after 1 year's employment with Scott and 1/3 after 2 years' employment. The options, exercisable for up to ten years, will be priced at the Fair Market Value on the date of grant. The options are subject to the terms and conditions of the Stock Option Plan (Additional information will be provided at a later date) except for the accelerated vesting schedule defined in this paragraph.

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John Neal
October 11, 1993

Page 2

This offer is subject to approval of the Compensation Committee of the Company's Board of Directors.

You would be eligible for inclusion in Scott's benefit programs which are outlined in the Associate Information Guide. Specific booklets describing the following benefits are included with this letter: Medical Coverage, Dental Coverage, Profit Sharing, Pension, Group Universal Life, Long Term Disability Coverage and Supplemental Long Term Disability Coverage. Scott also offers a Health Maintenance Organization. The Scott medical plan contains a pre-existing condition clause which does not cover any condition on which treatment was provided during the three months preceding employment. This restriction becomes inoperative at the earlier of a period of three consecutive months without treatment or 12 months of employment. For the purposes of benefit eligibility only, Scott will recognize prior continuous service with Grace-Sierra, Sierra and/or Grace.

Scott would relocate you and your family from the Milpitas area to the Columbus-Marysville area under the terms of the Scott Relocation Policy, a copy of which is enclosed. Bob Stern will coordinate these details with you. The housing allowance of $2,284/month that you currently receive would continue to the earlier of the sale of your house in Milpitas or one year from the date that you join Scotts.

In recognition of Scott's strong desire to have you join the company, and the need for you to relocate, Scott will provide an employment security period of 24 months from the date you join the company. The program will work as follows:

          During the first 12 months of employment, if either party severed the employment relationship for any reason other than for cause, you would be entitled to one year's base salary as severance pay. In addition, the company would pay your moving expenses back to your point of origin.

          During the second 12 months period, if the company severed the employment relationship without cause, you would be entitled to one year's base salary as severance pay.

After two years of employment with Scotts, you would be entitled to severance under the terms of the Scott termination policy for associates at your level.

John, it is with great pleasure that this offer is extended to you. Your addition to the company will continue to solidify the direction of this team effort to drive the business forward. As a key player in our organization, all of us at Scotts will extend our resources in support of your efforts. We truly look forward to your joining the Scott family.

Sincerely,

/s/ Ted

Theodore J. Host                    Accepted
President & COO                     10 November 1993

                                          /s/ John A. Neal

Enclosures

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